Exhibit 10.4

Factory Lease Agreement

Lessor: Jiangmen V-Apparel Manufacturing Limited (hereinafter referred to as Party A)

Lessee: Jiangmen Treasure Success Business Consultancy Co., Ltd. (hereinafter referred to as Party B)

After friendly consultation, both parties reached the following terms:

Article 1 Location, area, function and use of leased property

1.1 Party A leases its workshop B on the first floor, located in Jinfeng Industrial Development District in Luokeng Town, Xinhui District, Jiangmen City (hereinafter referred to as the “leased property”) to Party B for office use. The area of the leased property is determined to be 4,564 square meters agreed by both parties.

1.2 The function of this lease property is for office use, and it is leased to Party B. If Party B needs to change the function, it must obtain the written consent of Party A. All the required procedures to change the function shall be submitted by Party B in accordance with the relevant government regulations. Party B shall bear all the fees and costs for changing the function.

Article 2 Term of Lease

2.1 The lease term is 1 year, that is, from the date of _July 1_, 2020 to the date of __June, 30__, 2021.

2.2 One month before the expiration of the lease term, Party B can propose, with the agreement of Party A, the two parties may renew the lease agreement. Under the same lease conditions, Party B has priority.

Article 3 Delivery of Leased Property

3.1 Within three days from the effective date of this lease contract, Party A will deliver the leased property to Party B as is. Party B agrees to accept leased property and all its facilities at their current conditions.

Article 4 Lease Costs

4.1 Lease security deposit

The security deposit for this lease agreement is three times of the first month rent, which equals to RMB 85,000 (approx. $12,042 USD).

4.2 Rent

The monthly rent per square meter is RMB 6.20 (including tax). When lease expires and Party B is interested in extending, the rent amount will be determined according to the rent level of properties at the same location at that time, and will be mutually agreed by both parties.

Article 5 Payment of rent

5.1 Party B shall pay Party A part of the lease deposit in the amount of RMB 10,000 before the signing of this agreement. The balance of the lease deposit will be paid to Party A in one lumpsum by July 10, 2020.

At the end of the lease term, Party A will refund the lease deposit unconditionally to Party B within three days after Party B has paid all the rent payable and all costs incurred as a result of the lease to Party A, and fulfill all the responsibilities agreed in this agreement such as the return of the leased property to Party A in accordance with the provisions of this agreement.

5.2 Party B shall pay Party A the rent of the month on or before the first day of each month, and Party B shall remit to the account designated by Party A. If Party B pays the rent past due, Party B shall pay a late fee of 0.5% of the total rent owed multiplied by number of days late.

Article 6 Fire safety

6.1 Party B must strictly abide by the "Fire Protection Regulations of the People's Republic of China" and relevant systems during the lease period, and actively cooperate with Party A to do a good job in fire protection, otherwise, all liabilities and losses arising therefrom shall be borne by Party B.

6.2 Party B shall install fire extinguishers in the lease property according to relevant regulations, and it is strictly forbidden to use the fire-fighting facilities in the building for other purposes.

6.3 If due to maintenance or other affairs that it is necessary to carry out first-level temporary hot work (including arc welding, gas welding and other open flame operations) inside the leased property, approval must be obtained from the fire department.

Article 7 Property Management

7.1 At the end of the lease term or if the lease is terminated early, Party B should clean up the leased property, complete the move out, and return the leased property to Party A on the lease expiration date or date of early termination. Any miscellaneous items that Party B fails to clean up when returning the leased property, the expenses incurred by Party A for cleaning up shall be responsible by Party B.

7.2 When using the leased property, Party B must abide by the laws of the People's Republic of China, Jiangmen City regulations, and Party A's relevant regulations on the management of the leased property. If Party B violates the above regulations and affects the normal operation of other users around the building, Party B shall compensate for the losses caused.

Article 8 Early termination of the agreement

8.1 During the lease period, if Party B is behind on rent payment for more than one month, and does not pay the outstanding amount within five days after Party A sends a written notification of demand for payment to Party B , Party A has the right to stop Party B from using the facilities inside the lease property and all losses caused thereby shall be borne by Party B.

If Party B owes rent for more than three months, Party A has the right to terminate this contract prematurely and execute it in accordance with the second paragraph of this article. This agreement will automatically terminate on the date that Party A notifies Party B in writing by fax or letter. Party A has the right to retain the physical assets inside the leased property that belong to Party B (including the assets of any sublessee). Five days after the date of the written notice of termination, Party A will auction the assets retained to compensate for any loss or expenses due from Party B related to the lease.

8.2 Party B shall not terminate this agreement prematurely without the written consent of Party A. If Party B needs to terminate the agreement prematurely, it must notify Party A in writing three months in advance, and complete the following procedures before the agreement can be terminated: (a) return the lease property to Party A; (b) pay off the rent within the lease period and other expenses generated as a result of the lease agreement; (c) pay Party A an amount equal to three times the monthly rent as compensation on the day prior to early termination date, or before. Party A shall return the rental deposit to Party B without interest within five days after Party B fulfills the above obligations.

Article 9 Termination of the agreement

In the event that the agreement is prematurely terminated or when the lease term expires, and both parties have not reached a lease renewal agreement, Party B shall move out of the leased property on the date of termination or the lease term expiration date and return the lease property to Party A. If Party B does not move or return the leased property within the time limit, Party B shall pay Party A double rent, but Party A has the right to notify Party B in writing that it does not accept double rent, and has the right to recover the leased property, and forcedly remove the items in the leased property but will not be responsible for storage.

Article 10 Applicable Law

10.1 Disputes in the performance of this agreement shall be resolved through negotiation between the two parties. If the negotiation fails, they shall be resolved through arbitration procedures. Both parties agree to use the arbitration committee of Jiangmen as the arbitration institution for the dispute.

10.2 This contract is governed by the laws of the People's Republic of China and interpreted in accordance with the laws of the People's Republic of China.

Article 11 Other terms

11.1 Any matters not covered in this agreement can be discussed and agreed upon between both parties and signed separately into agreement.

11.2 This agreement is made in duplicate, with each party holding one copy.

Article 12 Agreement validity

This agreement is signed and sealed by both parties, and takes effect after receiving the first-term lease deposit payment from Party B.

Party A (seal): /s/ Jiangmen V-Apparel Manufacturing Limited

Party B (seal): /s/ Jiangmen Treasure Success Business Consultancy Co., Ltd.

Signing date: July 1, 2020

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